EXHIBIT 4.92

Trust Deed

1.	I, Wang Lei Lei (my PRC identity number is 110103197304020437), whose address is Room 101, Unit 3, Building 7, Wusheng Dongli, ChaoYang District, Beijing, Zip code 100021, am the shareholder of 20% of the equity in Beijing Lei Ting Wan Jun Network Technology Company Limited. I hereby state that, I, the trustee of Lahiji Vale Limited (hereinafter the “Beneficiary”, the registered address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Torrola, British Virgin Islands), hold the said equity for the Beneficiary or its successor.

2.	I will, upon the Beneficiary’s instruction, dispose the said equity and the voting right thereof, or elect or replace the Director or/and Executive Director in any case.

3.	I irrevocably trust the Beneficiary or its successor, fully on my behalf, to complete and deliver all the documents regarding the equity transfer in any time or way considered appropriate by the Beneficiary or its successor.

4.	The effectiveness, construction or performance of this Trust Deed shall be governed by the law of Hong Kong Special Administrative Region.

Signature:

Name: Wang Lei Lei

Date: 16 January 2006

The person executed hereunder witnessed Wang Lei Lei to execute this Trust Deed:

Signature:

Name: Zhou Mingzhe

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